Exhibit 23.1

BF BORGERS CPA PC LETTERHEAD

April 29, 2015

Board of Directors
Brazil Minerals, Inc.
Pasadena, California

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference of our report dated April 15, 2015, with respect to the consolidated balance sheets of Brazil Minerals, Inc. (the "Company") as of December 31, 2014 and December 31, 2013 and the related statements of operations, stockholders' equity, and cash flows for the years then ended in the Company's Registration Statement on Form S-8 (No. 333-199444).  We also consent to the use of our name and the reference to us in the Experts section of the Form S-8.

Sincerely,

/s/ BF Borgers CPA PC
BF Borgers CPA PC
Lakewood, Colorado